As filed with the Securities and Exchange Commission on April 1, 2013

Registration No. 333-186912

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INDEPENDENT BANK GROUP, INC.

(Exact name of registrant as specified in its charter)

Texas	6022	13-4219346
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1600 Redbud Boulevard, Suite 400

McKinney, Texas 75069-3257

(972) 562-9004

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Mr. David R. Brooks

Chairman and Chief Executive Officer

1600 Redbud Boulevard, Suite 400

McKinney, Texas 75069-3257

(972) 562-9004

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Joseph A. Hoffman, Esq.		William T. Luedke IV, Esq.
Dudley W. Murrey, Esq.	Mark Haynie, Esq.	Shanna R. Kuzdzal, Esq.
Andrews Kurth LLP	Haynie Rake Repass & Lowry, PC	Bracewell & Giuliani LLP
1717 Main Street, Suite 3700	14643 Dallas Parkway, Suite 550	711 Louisiana Street, Suite 2300
Dallas, Texas 75201	Dallas, Texas 75254	Houston, Texas 77002-2770
(214) 659-4400	(972) 716-1855	(713) 223-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a nonaccelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-1, as amended (Registration No. 333-186912), of Independent Bank Group, Inc. is filed for the purpose of adding an exhibit to such Registration Statement and amending the Exhibit Index, which is incorporated by reference to “Part II—Item 16—Exhibits and Financial Statement Schedules.” This Amendment No. 2 does not modify any provision of the prospectus constituting Part I or the other Items of Part II of the Registration Statement. Accordingly, the prospectus has not been included in this Amendment No. 2.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, in connection with the sale of shares of our common stock being registered, all of which will be paid by us. All amounts shown are estimates, except for the SEC registration fee, the FINRA filing fee and the NASDAQ Stock Market listing fee.

Expense Category	Amount
SEC registration fee	$12,549
FINRA filing fee	14,300
NASDAQ Stock Market listing fee	25,000
Legal fees and expenses	750,000	*
Accounting fees and expenses	380,000	*
Printing fees and expenses	175,000	*
Transfer agent and registrar fees and expenses	6,000
Miscellaneous expenses	400,000	*

Total	$1,762,849	*

*	Estimated.

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article VI of the Company’s certificate of formation and Article VI of the Company’s bylaws provide that the Company shall indemnify any person made a party to or involved in any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another foreign or domestic association, corporation, partnership, joint venture, trust or other entity, or employee benefit plan (whether such action, suit or proceeding is based in whole or in part on the sole or contributory gross or ordinary negligence of such person or otherwise).

Article VII of the Company’s certificate of formation provides that a director of the Company shall not be liable to the Company or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, subject to certain limitations.

In Article VI of the Company’s certificate of formation and Article VI of the Company’s bylaws, the Company makes mandatory for directors and officers the indemnification provided for in Section 8.101 of the Texas Business Organizations Code, which provides that, subject to certain limitations, a corporation may indemnify a governing person, former governing person, or delegate who was, is, or is threatened to be made a respondent in a proceeding to the extent permitted by Section 8.102 of the Texas Business Organizations Code if it is determined in accordance with Section 8.103 of the Texas Business Organizations Code that:

(1)	the person:

(A)	acted in good faith;

(B)	reasonably believed:

(i)	in the case of conduct in the person’s official capacity, that the person’s conduct was in the corporation’s best interests; and

(ii)	in any other case, that the person’s conduct was not opposed to the corporation’s best interests; and

(C)	in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful.

(2)	with respect to expenses, the amount of expenses other than a judgment is reasonable; and

(3)	indemnification should be paid.

The Company has entered into indemnification agreements with the members of its board of directors (each an “indemnitee”). Each indemnification agreement requires the Company to indemnify each indemnitee to the fullest extent permitted by the Texas Business Organizations Code and any successor statute thereto when such successor statute becomes applicable to the Company. The Company will also, among other things, make the indemnitee whole for costs in any action to establish indemnitee’s right to indemnification, whether or not wholly successful.

The Company also maintains directors’ and officers’ liability insurance.

The form of Underwriting Agreement to be filed as Exhibit 1.1 hereto obligates the underwriters to indemnify our directors, officers and controlling persons under certain circumstances against certain liabilities under the Securities Act.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

The following sets forth information regarding unregistered securities that were sold by the Registrant within the past three years, which information has not been adjusted to give effect to the Company’s 3.2-for-one stock split effective February 22, 2013.

1.	During 2010 and 2011, we made restricted stock grants to our and our subsidiaries’ employees and officers of an aggregate of 9,264 shares of our common stock under written compensation contracts, each share being granted at a fair market value of $55.00 per share. Such shares of common stock are subject to vesting requirements, forfeiture by the recipient of such grant or repurchase by us upon the occurrence of certain events.

2.	During 2012, we have made restricted stock grants to our and our subsidiaries’ employees and officers of an aggregate of 18,300 shares of our common stock under our 2012 Stock Grant Plan, each share being granted at a fair market value of $65.00 per share. Such shares of common stock are subject to vesting requirements, forfeiture by the recipient of such grant or repurchase by us upon the occurrence of certain events.

3.	On September 30, 2010, we issued an aggregate of 60,215 shares of our common stock to certain accredited shareholders of Farmersville Bancshares, Inc. in connection with our acquisition of such entity. The shares issued as merger consideration were valued at $55.00 per share for an aggregate merger consideration of $3,311,825.

4.	On June 30, 2011, we issued an aggregate of $5,000,000 of our 7% Fixed Subordinated Debentures to accredited investors.

5.	On September 30, 2011, we issued an aggregate of $2,730,000 of our 7% Fixed Subordinated Debentures to accredited investors.

6.	On January 24, 2012, we issued an aggregate of 310,000 shares of our common stock to existing shareholders and accredited investors at a price of $65.00 per share for an aggregate consideration of $20,150,000.

7.	On September 30, 2012, we issued an aggregate of $4,680,200 of our 7% Fixed Subordinated Debentures, and an aggregate of 76,925 shares of our common stock to existing shareholders and accredited investors. The shares of our common stock were issued at a price of $65.00 per share for an aggregate consideration of $5,000,125.

8.	On October 1, 2012, we issued an aggregate of 56,944 shares of our common stock to certain accredited investors who were shareholders of The Community Group, Inc. in connection with our acquisition of such entity. Such shares issued as merger consideration were valued at $65.00 per share for an aggregate merger consideration of $3,701,360.

The stock grants and private placements of our common stock and 7% Debentures, each as described above, were deemed exempt from registration under Section 4(2) or its successor 4(a)(2) of the Securities Act, and in certain circumstances, in reliance on Rule 701 promulgated under the Securities Act as transactions pursuant to compensatory benefit plans and contracts relating to compensation. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. The recipients of securities in the transactions exempt under Section 4(2) or its successor 4(a)(2) of the Securities Act represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the stock certificates and instruments issued in such transactions.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

Exhibit Number	Description

1.1	Form of Underwriting Agreement.**

3.1	Amended and Restated Certificate of Formation of Independent Bank Group, Inc.**

3.2	Amended and Restated Bylaws of Independent Bank Group, Inc.**

3.3	Amendment to the Amended and Restated Certificate of Formation of the Company, dated April 1, 2013.*

4.1	Specimen common stock certificate of Independent Bank Group, Inc.**

4.2	Form of Common Stock Purchase Warrant, with schedule of differences.**

The other instruments defining the rights of holders of the long-term debt securities of the Registrant and its subsidiaries are omitted pursuant to section (b)(4)(iii)(A) of Item 601 of Regulation S-K. The Registrant hereby agrees to furnish copies of these instruments to the Securities and Exchange Commission upon request.

5.1	Opinion of Andrews Kurth LLP.**

10.1	Loan and Subordinated Debenture Purchase Agreement, dated December 23, 2008, between Independent Bank Group, Inc. and TIB - The Independent BankersBank.**

10.2	Term Promissory Note, dated December 24, 2008, by Independent Bank Group, Inc. payable to TIB - The Independent BankersBank in the original principal amount of $12,000,000.**

10.3	Subordinated Debenture, dated December 24, 2008, by Independent Bank Group, Inc. payable to TIB - The Independent BankersBank in the original principal amount of $4,500,000.**

10.4	Pledge and Security Agreement, dated December 24, 2008, between Independent Bank Group, Inc. and TIB - The Independent BankersBank.**

10.5	Letter Loan Agreement, dated March 15, 2012, between Independent Bank Group, Inc. and TIB - The Independent BankersBank.**

10.6	Promissory Note, dated March 15, 2012, by Independent Bank Group, Inc. payable to TIB - The Independent BankersBank in the original principal amount of $7,000,000.**

10.7	Pledge Agreement, dated March 15, 2012, between Independent Bank Group, Inc. and TIB - The Independent BankersBank.**

10.8	Loan Agreement, dated June 28, 2011, between IBG Adriatica Holdings, Inc. and First United Bank and Trust Company.**

10.9	Commercial Promissory Note, dated June 28, 2011, by IBG Adriatica Holdings, Inc. payable to First United Bank and Trust Company in the original principal amount of $12,187,500.**

10.10	Security Agreement, dated June 28, 2011, between IBG Adriatica Holdings, Inc. and First United Bank and Trust Company.**

10.11	Commercial Deed of Trust, Security Agreement, Financing Statement and Assignment of Rents, dated June 28, 2008, by IBG Adriatica Holdings, Inc. for the benefit of First United Bank and Trust Company.**

10.12	Commercial Guaranty Agreement, dated June 28, 2011, by Independent Bank Group, Inc. in favor of First United Bank and Trust Company.**

10.13	Loan Purchase and Sale Agreement between IBG Adriatica Holdings, Inc., as assignee of Independent Bank Group, Inc., and First United Bank and Trust Company, as amended.**

Exhibit Number	Description

10.14	Real Estate Acquisition and Option Agreement, dated December 22, 2011, between IBG Adriatica Holdings, Inc. and Himalayan Ventures, L.P.**

10.15	Real Estate Acquisition Agreement, dated November 15, 2012, between IBG Adriatica Holdings, Inc. and Himalayan St. Paul’s Square Holdings, LLC.**

10.16	Form of Indemnification Agreement for directors and officers.**

10.17	Form S-Corporation Revocation, Tax Allocation and Indemnification Agreement.**

10.18	2005 Stock Grant Plan, with form of Notice of Grant Letter Agreement, as amended, and related Form of Notice of Grant Letter Agreement relating to the written compensation contracts.**

10.19	2012 Stock Grant Plan, with form of Notice of Grant Letter Agreement.**

10.20	2013 Equity Incentive Plan, with form of Restricted Stock Agreement.**

10.21	Agreement and Plan of Reorganization, dated December 22, 2011, between Independent Bank Group, Inc. and I Bank Holding Company, Inc.**

10.22	Agreement and Plan of Reorganization, dated July 2, 2012, between Independent Bank Group, Inc. and The Community Group, Inc.**

10.23	Purchase and Assumption Agreement, dated January 13, 2009, between Independent Bank and First State Bank.**

10.24	Purchase and Assumption Agreement, dated June 29, 2012, between Independent Bank and Citizens National Bank.**

21.1	Subsidiaries of Independent Bank Group, Inc.**

23.1	Consent of McGladrey LLP with respect to the consolidated balance sheets of Independent Bank Group, Inc. and subsidiaries as of December 31, 2012, 2011 and 2010, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012.**

23.3	Form of Consent of Andrews Kurth LLP (included as part of Exhibit 5.1).**

24.1	Power of Attorney (included in the signature page to the Registration Statement filed on February 27, 2013).**

*	Filed herewith.
**	To be filed by amendment.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McKinney, Texas, on April 1, 2013.

INDEPENDENT BANK GROUP, INC.

By:	/s/ David R. Brooks
David R. Brooks
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David R. Brooks	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	April 1, 2013
David R. Brooks

/s/ Michelle S. Hickox	Executive Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	April 1, 2013
Michelle S. Hickox

*	Vice Chairman of Corporate Development and Director	April 1, 2013
Torry Berntsen

*	Vice Chairman and Director	April 1, 2013
Daniel W. Brooks

*	Director	April 1, 2013
M. Brian Aynesworth

*	Director	April 1, 2013
Douglas A. Cifu

*	Director	April 1, 2013
William E. Fair

*	Director	April 1, 2013
Craig E. Holmes

*	Director	April 1, 2013
Jack M. Radke

*	Director	April 1, 2013
G. Stacy Smith

*	Director	April 1, 2013
Michael T. Viola

* By:	/s/ David R. Brooks
David R. Brooks
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement.**

3.1	Amended and Restated Certificate of Formation of Independent Bank Group, Inc.**

3.2	Amended and Restated Bylaws of Independent Bank Group, Inc.**

3.3	Amendment to the Amended and Restated Certificate of Formation of the Company, dated April 1, 2013.*

4.1	Specimen common stock certificate of Independent Bank Group, Inc.**

4.2	Form of Common Stock Purchase Warrant, with schedule of differences.**

The other instruments defining the rights of holders of the long-term debt securities of the Registrant and its subsidiaries are omitted pursuant to section (b)(4)(iii)(A) of Item 601 of Regulation S-K. The Registrant hereby agrees to furnish copies of these instruments to the Securities and Exchange Commission upon request.

5.1	Opinion of Andrews Kurth LLP.**

10.1	Loan and Subordinated Debenture Purchase Agreement, dated December 23, 2008, between Independent Bank Group, Inc. and TIB - The Independent BankersBank.**

10.2	Term Promissory Note, dated December 24, 2008, by Independent Bank Group, Inc. payable to TIB - The Independent BankersBank in the original principal amount of $12,000,000.**

10.3	Subordinated Debenture, dated December 24, 2008, by Independent Bank Group, Inc. payable to TIB - The Independent BankersBank in the original principal amount of $4,500,000.**

10.4	Pledge and Security Agreement, dated December 24, 2008, between Independent Bank Group, Inc. and TIB - The Independent BankersBank.**

10.5	Letter Loan Agreement, dated March 15, 2012, between Independent Bank Group, Inc. and TIB - The Independent BankersBank.**

10.6	Promissory Note, dated March 15, 2012, by Independent Bank Group, Inc. payable to TIB - The Independent BankersBank in the original principal amount of $7,000,000.**

10.7	Pledge Agreement, dated March 15, 2012, between Independent Bank Group, Inc. and TIB - The Independent BankersBank.**

10.8	Loan Agreement, dated June 28, 2011, between IBG Adriatica Holdings, Inc. and First United Bank and Trust Company.**

10.9	Commercial Promissory Note, dated June 28, 2011, by IBG Adriatica Holdings, Inc. payable to First United Bank and Trust Company in the original principal amount of $12,187,500.**

10.10	Security Agreement, dated June 28, 2011, between IBG Adriatica Holdings, Inc. and First United Bank and Trust Company.**

10.11	Commercial Deed of Trust, Security Agreement, Financing Statement and Assignment of Rents, dated June 28, 2008, by IBG Adriatica Holdings, Inc. for the benefit of First United Bank and Trust Company.**

10.12	Commercial Guaranty Agreement, dated June 28, 2011, by Independent Bank Group, Inc. in favor of First United Bank and Trust Company.**

10.13	Loan Purchase and Sale Agreement between IBG Adriatica Holdings, Inc., as assignee of Independent Bank Group, Inc., and First United Bank and Trust Company, as amended.**

10.14	Real Estate Acquisition and Option Agreement, dated December 22, 2011, between IBG Adriatica Holdings, Inc. and Himalayan Ventures, L.P.**

Exhibit Number	Description

10.15	Real Estate Acquisition Agreement, dated November 15, 2012, between IBG Adriatica Holdings, Inc. and Himalayan St. Paul’s Square Holdings, LLC.**

10.16	Form of Indemnification Agreement for directors and officers.**

10.17	Form S-Corporation Revocation, Tax Allocation and Indemnification Agreement.**

10.18	2005 Stock Grant Plan, with form of Notice of Grant Letter Agreement, as amended, and related Form of Notice of Grant Letter Agreement relating to the written compensation contracts.**

10.19	2012 Stock Grant Plan, with form of Notice of Grant Letter Agreement.**

10.20	2013 Equity Incentive Plan, with form of Restricted Stock Agreement.**

10.21	Agreement and Plan of Reorganization, dated December 22, 2011, between Independent Bank Group, Inc. and I Bank Holding Company, Inc.**

10.22	Agreement and Plan of Reorganization, dated July 2, 2012, between Independent Bank Group, Inc. and The Community Group, Inc.**

10.23	Purchase and Assumption Agreement, dated January 13, 2009, between Independent Bank and First State Bank.**

10.24	Purchase and Assumption Agreement, dated June 29, 2012, between Independent Bank and Citizens National Bank.**

21.1	Subsidiaries of Independent Bank Group, Inc.**

23.1	Consent of McGladrey LLP with respect to the consolidated balance sheets of Independent Bank Group, Inc. and subsidiaries as of December 31, 2012, 2011 and 2010, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012.**

23.3	Form of Consent of Andrews Kurth LLP (included as part of Exhibit 5.1).**

24.1	Power of Attorney (included in the signature page to the Registration Statement filed on February 27, 2013).**

*	Filed herewith.
**	To be filed by amendment.